Exhibit 10.1

BUSINESS LOAN AGREEMENT

This Business Loan Agreement (this “Agreement”) is entered into as of the date set forth below between Union Bank, N.A. (“Bank”) and the undersigned (“Borrower”) with respect to each and every extension of credit (whether one or more, collectively referred to as the “Loan”) from Bank to Borrower. In consideration of the Loan, Bank and Borrower agree to the following terms and conditions:

1.	THE LOAN.

1.1	The Note. One or more promissory notes or other evidences of indebtedness, which are incorporated herein by this reference (whether one or more, collectively referred to as the “Note”, evidence the Loan including each amendment, extension, renewal or replacement thereof.

1.2	Borrowing Base. An amount of the Loan equal to $1,500,000, evidenced by a Note dated February 1, 2011 is a revolving loan subject to a borrowing base (“Borrowing Base Loan”). Notwithstanding any other provision of this Agreement or any other Loan Document, Bank shall not be obligated to advance funds under the Borrowing Base Loan, if the principal amount of such Borrowing Base Loan including such advance exceeds 80% of Borrower’s Eligible Accounts plus 15% of Borrower’s Eligible Inventory. However, extensions of credit under the Borrowing Base Loan which are based on availability under Borrower’s Eligible Inventory shall not at any time exceed $400,000. (If at any time Borrower’s obligations to Bank under the Borrowing Base Loan exceed the sum so permitted, Borrower shall immediately repay to Bank such excess.)

The term “Accounts” means all presently existing and hereafter arising accounts receivable, contract rights, chattel paper, and all other forms of obligations owing to Borrower, payable in U.S. Dollars, arising out of the sale or lease of goods, or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books and records relating to any of the foregoing.

The term “Eligible Accounts” means those Accounts, net of finance charges, which have been validly assigned as collateral to Bank and strictly comply with all of Borrower’s representations and warranties to Bank, but Eligible Accounts shall not include:

(a)	Any Account with respect to which the account debtor is an officer, shareholder, director, employee or agent of Borrower;

(b)	Any Account with respect to which the account debtor is a subsidiary of, related to, or affiliated or has common officers or directors with Borrower;

(c)	Any Account with respect to which goods are placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional;

(d)	Any Account with respect to which the account debtor is not located in the United States or Canada except for Accounts owed by account debtors located in the Province of Quebec, which shall not be eligible;

(e)	Any Account with respect to which the account debtor is a Federal, state or local governmental entity or agency, unless Bank, in its sole discretion, has agreed to the contrary in writing and Borrower, if necessary or desirable has complied with the Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect with respect thereto;

(f)	Any Account with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower;

(g)	Any Account with respect to which there is asserted a defense, counterclaim, discount or setoff, whether well-founded or otherwise, except for those discounts, allowances and returns arising in the ordinary course of Borrower’s business;

(h)	Any Account with respect to which the account debtor becomes insolvent, fails to pay its debts as they mature or goes out of business or is owed by an account debtor which has become the subject of a proceeding under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with all or substantially all of its creditors;

(i)	Any Account owed by any account debtor with respect to which 25% or more of the aggregate dollar amount of its Accounts is not paid within 60 days from the date of the invoice;

(j)	Any Account that is not paid by the account debtor within 60 days from the date of the invoice;

(k)	That portion of any Account owed by any single account debtor which exceeds 15% of all of the Accounts with the exception of Arthrex, Inc. who will be allowed a 35% concentration, to be reduced by 5% for each additional 5% portion of the Arthrex, Inc. receivables that become ineligible;

(l)	Any Account which Bank deems not to be an Eligible Account; and

The term “Inventory” means all present and hereafter acquired inventory of Borrower wherever located, including but not limited to all present and future goods held for sale or lease or to be furnished under a contract of service and all raw materials, work in progress or materials used or consumed in a business, finished goods and all proceeds and products or any of the foregoing, all guaranties and other security therefore, and all of Borrower’s present and future books and records relating thereto (including computer-stored information and all software relating thereto) and all contract rights with third parties relating to the maintenance of any such books, records and information.

The term “Eligible Inventory” means that portion of Borrower’s Inventory of raw materials and finished goods consisting of Borrower’s main line(s) of business products, which is (a) owned by Borrower free and clear of all Liens except those in favor of Bank, (b) held for sale or lease by Borrower and normally and currently saleable in the ordinary course of Borrower’s business, (c) of good and merchantable quality, free from defects, (d) located only at locations of which Bank is notified in writing, and (e) subject to a first priority security interest in favor of Bank. Eligible Inventory does not include work in process, spare parts, returned items, damaged, defective or recalled items, items unfit for further processing, obsolete or unmerchantable items, items used as salesperson’s samples or demonstrators, Inventory held in stock more than twelve (12) months, or Inventory which Bank otherwise deems ineligible.

1.3	Fee. Borrower shall pay to Bank a fee of $7,500.00

1.4	Collateral. The payment and performance of all obligations of Borrower under the Loan Documents is and shall be during the term of the Loan secured by a perfected security interest in such real or personal property collateral as is required by Bank and each security interest shall rank in first priority unless otherwise specified in writing by Bank.

2.	CONDITIONS TO AVAILABILITY OF THE LOAN. Before Bank is obligated to disburse all or any portion of the Loan, Bank must have received (a) the Note and every other document required by Bank in connection with the Loan, each of which must be in form and substance satisfactory to Bank (together with this Agreement, referred to as the “Loan Documents”), (b) confirmation of the perfection of its security interest in any collateral for the Loan, and (c) payment of any fee required in connection with the Loan.

3.	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and each request for a disbursement of the proceeds of the Loan shall be deemed a representation and warranty made on the date of such request) that:

3.1	Borrower is an individual or Borrower is duly organized and existing under the laws of the state of its organization and is duly qualified to conduct business in each jurisdiction in which its business is conducted;

3.2	The execution, delivery and performance of the Loan Documents executed by Borrower are within Borrower’s power, have been duly authorized, are legal, valid and binding obligations of Borrower, and are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower or with any law, indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected;

3.3	All financial statements and other financial information submitted by Borrower to Bank are true and correct in all material respects, and there has been no material adverse change in Borrower’s financial condition since the date of the latest of such financial statements;

3.4	Borrower is properly licensed and in good standing in each state in which Borrower is doing business, and Borrower has complied with all laws and regulations affecting Borrower, including without limitation, each applicable fictitious business name statute;

3.5	There is no event which is, or with notice or lapse of time or both would be, an Event of Default (as defined in Article 5);

3.6	Borrower is not engaged in the business of extending credit for the purpose of, and no part of the Loan will be used, directly or indirectly, for purchasing or carrying margin stock within the meaning of Federal Reserve Board Regulation U; and

3.7	Borrower is not aware of any fact, occurrence or circumstance, which Borrower has not disclosed to Bank in writing which, has, or could reasonably be expected to have, a material adverse effect on Borrower’s ability to repay the Loan or perform its obligations under the Loan Documents.

4.	COVENANTS. Borrower agrees, so long as the Loan or any commitment to make any advance under the Loan is outstanding and until full and final payment of all sums outstanding under any Loan Document, that Borrower will:

4.1	Maintain:

(a)	A ratio of current assets to current liabilities of at least 1.25: 1.00 to be measured at each fiscal quarter end;

(b)	A ratio of total liabilities to Tangible Net Worth of not greater than 1.50: 1.00, to be measured at each fiscal quarter end. (As used herein “Tangible Net Worth” means net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates including officers, shareholders and directors);

(c)	A profit after taxes of not less than $1.00, to be measured annually beginning the period ending June 30, 2011;

(d)	A ratio of Cash Flow to Debt Service of at least: 1.25: 1.00. Compliance with this subsection to be measured as of the end of each fiscal year of Borrower. (As used herein, “Debt Service” means that portion of long-term liabilities and capital leases coming due within 12 months of the date of calculation, and “Cash Flow” means net profit after taxes, to which depreciation, amortization and other non-cash expenses are added for the 12 month period immediately preceding the date of calculation);

All accounting terms used in this Agreement shall have the definitions given them by generally accepted accounting principles, unless otherwise defined herein.

4.2	Give written notice to Bank within 15 days of the following:

(a)	Any litigation or arbitration proceeding affecting Borrower where the amount in controversy is $50,000.00 or more;

(b)	Any material dispute which may exist between Borrower and any government regulatory body or law enforcement body;

(c)	Any Event of Default or any event which, upon notice, or lapse of time, or both, would become an Event of Default;

(d)	Any other matter which has resulted or is likely to result in a material adverse change in Borrower’s financial condition or operation; and

(e)	Any change in Borrower’s name or the location of Borrower’s principal place of business, or the location of any collateral for the Loan, or the establishment of any new place of business or the discontinuance of any existing place of business.

4.3	Furnish to Bank a statement of operations, balance sheet, and statement of cash flows (“Financial Statement”) and any other financial information requested by Bank, prepared in accordance with generally accepted accounting principles and in a form satisfactory to Bank as follows:

(a)	Within 45 days after the close of each quarter except for the final quarter of each fiscal year, Borrower’s Financial Statement as of the close of such period;

(b)	Within 90 days after the close of each fiscal year, a copy of Borrower’s annual Financial Statement audited by an independent certified public accountant selected by Borrower and reasonably satisfactory to Bank;

(c)	Within 20 days after each calendar month end, a copy of Borrower’s accounts receivable and accounts payable agings as of the close of such period, a copy of the Borrower’s inventory report, and a certification of compliance with the borrowing base described in Section 1.2 above, executed by Borrower, which certificate shall accurately report Borrower’s Accounts, Eligible Accounts and Eligible Inventory.

(d)	Within 45 days after the close of each fiscal quarter, a certification of compliance with all covenants under this Agreement, executed by Borrower’s duly authorized officer, in form acceptable to Bank.

(e)	Promptly upon request, any other financial information requested by Bank.

4.4	Pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorney’s fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

4.5	Maintain and preserve Borrower’s existence, present form of business and all rights, privileges and franchises necessary or desirable in the normal course of its business, and keep all of Borrower’s properties in good working order and condition.

4.6	Maintain and keep in force insurance with companies acceptable to Bank and in such amounts and types, including without limitation fire and public liability insurance, as is usual in the business carried on by Borrower, or as Bank may reasonably request. Such insurance policies must be in form and substance satisfactory to Bank.

4.7	Maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower’s business and permit employees or agents of Bank at any reasonable time to inspect Borrower’s assets and properties, and to examine or audit Borrower’s books, accounts and records and make copies and memoranda thereof.

4.8	At all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Borrower’s business, and all material agreements to which Borrower is a party.

4.9	Except as provided in this Agreement, or in the ordinary course of its business as currently conducted, not make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner, or extend credit.

4.10	Not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with top ratings of Moody’s or Standard & Poor’s, provided that all such permitted investments shall mature within one year of purchase.

4.11	Not create, assume or suffer to exist any mortgage, encumbrance, security interest, pledge or lien (“Lien”) on Borrower’s real or personal property, whether now owned or hereafter acquired, or upon the income or profits thereof except the following: (a) Liens in favor of Bank or (b) Liens for taxes or other items not delinquent or contested in good faith.

4.12	Not sell or discount any account receivable greater than $10,000 on any single account or $50,000 in the aggregate annually or evidence of indebtedness.

4.13	Neither liquidate, dissolve, enter into any consolidation, merger, partnership, or other combination; nor convey, sell or lease all or the greater part of its assets or business; nor purchase or lease all or the greater part of the assets or business of another.

4.14	Not engage in any business activities or operations substantially different from or unrelated to present business activities and operations.

4.15	Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

5.	EVENTS OF DEFAULT. The occurrence of any of the following events (“Events of Default”) shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Loan Documents, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

5.1	Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the Loan Documents;

5.2	Any default shall occur under the Note;

5.3	Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents;

5.4	Any guaranty or subordination agreement required hereunder is breached or becomes ineffective, or any guarantor or subordinating creditor dies or disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

5.5	Intentionally Deleted.

6.	MISCELLANEOUS.

6.1	The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers, and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank’s rights of setoff or banker’s lien.

6.2	Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

6.3	The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment by Borrower without Bank’s consent shall be null and void.

6.4	This Agreement and all other agreements and instruments required by Bank in connection herewith shall be governed by and construed according to the laws of the State of California.

6.5	Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of conflict between the provisions of this Agreement and the provisions of any note or reimbursement agreement evidencing any indebtedness hereunder, the provisions of such note or reimbursement agreement shall prevail.

6.6

Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications, verbal or written, between Borrower and Bank shall be of no further effect or evidentiary value.

6.7	The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

6.8	This Agreement may be amended only in writing signed by all parties hereto.

6.9	Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but taken together, shall be one and the same instrument.

6.10	Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

7.	ADDITIONAL PROVISIONS. The following additional provision, if any, are hereby made part of this Agreement:

7.1

On or before the sixtieth (60th) day prior to the maturity date of Borrowing Base Loan, Bank shall deliver written notice to Borrower of the Bank’s intent to renew or not renew the Borrowing Base Loan (“Renewal Notice”) for another term of one (1) year (it being understood and agreed by Bank and Borrower that the Renewal Notice as required by this Section 7.1 shall not be required upon the occurrence of any Event of Default, and that the Bank may exercise any right or remedy as provided in the Loan Documents).

7.2	Provided that no default has occurred or is then continuing, on the maturity date (“Termination Date”) of that certain non-revolving loan in the amount of $350,000 (evidenced by a promissory note dated February 1, 2011 (“Non-Revolving Note”)), Bank shall make a term loan (“Term Loan”) to Borrower in an initial principal amount equal to the aggregate principal then due under the Non-Revolving Note, plus any accrued but unpaid interest thereon (“Outstanding Principal”). The Outstanding Principal amount of the Term Loan shall be payable in 36 equal consecutive installments, each in an amount sufficient to fully repay the amount of the Term Loan by the Term Loan Maturity Date, commencing on March 2, 2012, and continuing thereafter through and including February 2, 2015 (“Term Loan Maturity Date”), on which date all unpaid Outstanding Principal, all accrued but unpaid interest thereon, and all other costs, expenses, fees and other charges due shall become immediately due and payable. Borrower’s obligation to repay the Outstanding Principal amount of the Term Loan together with accrued but unpaid interest shall be evidenced by a new note issued by Borrower in favor of Bank on or prior to the Termination Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of February 4, 2011.

Union Bank, N.A. (“Bank”)		Pro-Dex, Inc. (“Borrower”)

By:	/s/ Robert Louvar	By:	/s/ Mark P. Murphy
Printed Name	Robert Louvar	Printed Name	Mark Murphy
Title:	Vice President	Title:	CEO

		By:	/s/ Harold A. Hurwitz
		Printed Name	Harold A. Hurwitz
		Title:	CFO & Secretary

Address where notices to Bank are to be sent:	Address where notices to Borrower are to be sent:
Union Bank, N.A.	Pro-Dex, Inc.
18300 Von Karman Ave	2361 McGaw Avenue
Irvine, CA 92612	Irvine, CA 92614
Phone Number: (949) 553-6840	Phone Number: (949) 769-3200